Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-115519, 333-110339, and 333-101311) of our report dated March 16, 2006, relating to the financial statements of Human BioSystems which appears in the Annual Report on Form 10-KSB.

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC

Las Vegas, Nevada

April 7, 2006